20-F Exhibit 2.0

FRONTEER DEVELOPMENT GROUP INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Fronteer Development Group Inc. and its affiliates (the "Corporation") have adopted a comprehensive Code of Business Ethics and Conduct applicable to all directors, officers and employees of the Corporation. The Chief Executive Officer and the Chief Financial Officer are bound by the comprehensive provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the broad and comprehensive codes of ethical conduct set forth in the Corporation’s Code of Business Conduct and Ethics, the CEO and Chief Financial Officer shall be subject to the following additional specific policies:

1.

The CEO and CFO are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Corporation with the Toronto Stock Exchange and the Securities and Exchange Commission.  Accordingly, it is the responsibility of the CEO and CFO promptly to bring to the attention of the Audit Committee of the Corporation any material information of which he or she may become aware that could affect the disclosures made by the Corporation in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.

2.

The CEO and CFO shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.

3.

The CEO and CFO shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Corporation’s Code of Business Ethics and Conduct by any management or other employees who have a significant role in the Corporation’s financial reporting, disclosure or internal controls.

4.

The CEO and CFO shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Corporation and the operation of its business, by the Corporation or any agent therefor, or of violation of the Code of Business Ethics and Conduct or of these additional procedures.

5.

The CEO and CFO shall promptly bring to the attention of the Audit Committee any material transaction or relationship that arises and of which he or she becomes aware that reasonably could be expected to give rise to an actual or apparent conflict of interest between a director or senior officer of the Corporation, on the one hand, and the Corporation, on the other.

6.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Ethics and Conduct or of these additional procedures by the CEO and the CFO. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or involves repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Ethics and Conduct and to these additional procedures, and shall include written notices to the individual involved that the Board had determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) or termination of the individual’s employment.

This Code of Ethics for Senior Financial Officers was initially adopted by the Board of Directors of Fronteer Development Group Inc. on the 24th day of  March, 2005.

By order of the Board of Directors

FRONTEER DEVELOPMENT GROUP INC.

Signed /s/ Oliver Lennox King

Chairman

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